Exhibit 3.2

                              ARTICLES OF AMENDMENT
                                       OF
                                    PROLOGUE

To the Secretary of State
State of Utah

Pursuant to the provisions of Section 16-10a-1006 of the Utah Business Corporation Act, the corporation hereinafter named (the "corporation") does hereby adopt the following Articles of Amendment.

FIRST: The name of the corporation is Prologue.

SECOND: Article I of the Articles of Incorporation of the corporation is hereby amended so as henceforth to read as follows:

      The name of this corporation is uWink, Inc.

THIRD: Article IV of the Articles of Incorporation is hereby amended so as henceforth to read as follows:

      The aggregate number of shares which the corporation shall have authority to issue is 50,000,000 shares of common stock, $0.001 par value per share (the "Common Stock"), and 5,000,000 shares of preferred stock, undesignated as to series (the "Preferred Stock"). To the furthest extent allowed by Section 16-10a-602 of the Utah Revised Business Corporation Act, the Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Fully-paid stock of this corporation shall not be liable to any further call or assessment.

FOURTH: Article XII of the Articles of Incorporation of the corporation is hereby deleted in its entirety. The Articles following Article XII are to be renumbered accordingly.

FIFTH: The date of adoption of the aforesaid amendments was January 5, 2004.

SIXTH: The number of votes cast for the said amendments by each voting group entitled to vote separately on the said amendments was sufficient for approval by that voting group.

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

Executed on this 27th day of January, 2004


                                    Prologue

                                    /s/ Nolan K. Bushnell
                                    Nolan K. Bushnell, Chief Executive Officer



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